Exhibit 10.1
FIRST AMENDMENT TO OFFICE LEASE AGREEMENT
     THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (the “Amendment”) is made and entered into as of April 15, 2009, by and between W2007 SEATTLE OFFICE BELLEFIELD OFFICE PARK REALTY, L.L.C., a Delaware limited liability company (“Landlord”), and COINSTAR, INC., a Delaware corporation (“Tenant”).
RECITALS
     A. Landlord’s predecessor-in-interest, EOP Operating Limited Partnership, a Delaware limited partnership, and Tenant entered into that certain Office Lease Agreement dated January 1, 2004 (the “Original Lease”). The Original Lease as amended by this Amendment is herein referred to as the “Lease”.
     B. Tenant is leasing Suites 100 and 200 comprising 46,070 rentable square feet located on the first (1st) and second (2nd) floors of the office building known as the Aspenwood Building located at 1800 114th Avenue SE, Bellevue, Washington 98004 (the “Building”), within the multi-building project known as the Bellefield Office Park currently comprised of fifteen (15) buildings, inclusive of the Building, and the Property associated therewith (collectively, the “Project”), as more particularly described in the Original Lease. All capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Original Lease.
     C. The Term of the Original Lease is scheduled to expire on December 31, 2009. Landlord and Tenant now desires to extend the Term of the Lease and amend the Lease on the terms and conditions contained herein. Simultaneously with the execution of this Amendment, Landlord and Tenant will also execute another First Amendment to Office Lease Agreement, extending the term of another lease dated December 19, 2006, for certain premises in the Project located at the building known as the “Maplewood Building”, with an address of 1687 114th Avenue SE, Bellevue, Washington (collectively with the First Amendment to Office Lease Agreement, the “Maplewood Lease”).
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Extension of Term. The Term is hereby extended for a period of one hundred twenty (120) months (the “Extended Term”) commencing on January 1, 2010 (the “Extended Term Commencement Date”) and ending on December 31, 2019 (the “Termination Date”), on the terms and conditions of the Original Lease, as modified hereby. Section 1.06 of the Original Lease is hereby modified accordingly.
     2. Base Rent. From and after the Extended Term Commencement Date, the Base Rent payable pursuant to Section 1.03 of the Original Lease shall be as follows:

Period	Annual Rate Per RSF	Annual Base Rent	Monthly Base Rent
1/1/2010 — 12/31/2010	$23.50	$1,082,645.00	$90,220.42
1/1/2011 — 12/31/2011	$24.00	$1,105,680.00	$92,140.00
1/1/2012 — 12/31/2012	$24.50	$1,128,715.00	$94,059.58
1/1/2013 — 12/31/2013	$25.00	$1,151,750.00	$95,979.17
1/1/2014 — 12/31/2014	$25.50	$1,174,785.00	$97,898.75

Period	Annual Rate Per RSF	Annual Base Rent	Monthly Base Rent
1/1/2015 — 12/31/2015	$26.00	$1,197,820.00	$99,818.33
1/1/2016 — 12/31/2016	$26.50	$1,220,855.00	$101,737.91
1/1/2017 — 12/31/2017	$27.00	$1,243,890.00	$103,657.50
1/1/2018 — 12/31/2018	$27.50	$1,266,925.00	$105,577.08
1/1/2019 — 12/31/2019	$28.00	$1,289,960.00	$107,496.67
     Notwithstanding the foregoing to the contrary, Landlord hereby agrees to abate the Base Rent otherwise due and payable by Tenant for each of the first fifteen (15) months of the Extended Term (the “Abated Base Rent”).
     3. Base Year. As of the Extended Term Commencement Date, Section 1.05, the “Base Year”, is deleted in its entirety and replaced with the following:
“1.05 “Base Year” for Taxes (defined in Exhibit B): 2010; “Base Year” for Expenses (defined in Exhibit B): 2010.”
     4. Building Service Hours. Notwithstanding anything to the contrary contained in the Original Lease, from and after the Extended Term Commencement Date, the “Building Service Hours” (as defined in Section 1.13 of the Original Lease) shall be 7:00 a.m. to 6:00 p.m. on Business Days and 8:00 a.m. to 12:00 p.m. on Saturdays, excluding Holidays. Subject to the terms and conditions of the Lease, Tenant shall have access to the Premises twenty-four hours per day, seven days per week.
     5. Expenses and Taxes. As of the Extended Term Commencement Date, Exhibit “B” to the Original Lease is amended as follows: Sections 1-4 of Exhibit “B” are deleted in their entirety and replaced with the following Sections 1-4:
1. Payments.
1.01 Subject to the cap on Controllable Expenses described below, Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined in Section 2.01 below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined in Section 3 below) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. If Landlord determines that its good faith estimate was incorrect by a material amount (i.e., by five percent [5%] or more), Landlord may provide Tenant with a revised estimate, but not more than once annually. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. For purposes of computing Tenant’s Pro Rata Share of Expenses following the Base Year, the Controllable Expenses (hereinafter defined) shall not increase by more than five percent (5%) over the Controllable Expenses payable by Tenant in the immediately preceding calendar year. “Controllable Expenses” shall mean all Expenses exclusive of the cost of insurance and all Taxes.
1.02 As soon as is practical following the end of each calendar year (but in no event later than March 31st of the immediately succeeding calendar year), Landlord shall furnish Tenant with a statement of the actual amount of Expenses and Expense Excess and the actual amount of Taxes and Tax Excess (the “Year End Statement”) for the prior calendar year. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the Year End Statement, any underpayment for the prior calendar year, subject to the cap on Controllable Expenses identified in Section 1.01 above.
2. Expenses
2.01 “Expenses” means all costs and expenses incurred by Landlord in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Property subsequent to the Base Year which are performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at

Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.
2.02 Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as part of the amortization of the cost of capital improvements as set forth above); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under the Lease or to other tenants in the Building under their respective leases.
The following items are also excluded from Expenses:
     (a) Sums (other than management fees) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.
     (b) Any fines, penalties or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees.
     (c) Advertising and promotional expenditures.
     (d) Landlord’s charitable and political contributions.
     (e) Ground lease rental.
     (f) Attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building.

     (g) The cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant.
     (h) All costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building).
     (i) Any expenses for which Landlord has received actual reimbursement (other than through Expenses).
     (j) Costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Property.
     (k) Expenses for the replacement of any item covered under warranty, unless Landlord has not received payment under such warranty and it would not be fiscally prudent to pursue legal action to collect on such warranty.
     (l) Fines or penalties incurred as a result of violation by Landlord of any applicable Laws.
     (m) Costs of any special services rendered to individual tenants (including Tenant) for which a special charge is made.
     (n) Costs incurred to remove or remediate Hazardous Materials in the Building or on the Property, unless such Hazardous Materials were released by Tenant;
     (o) Costs incurred to comply with any Laws, unless attributable to changes to the Premises by Tenant after the Extended Term Commencement Date;
     (p) Costs to continuously maintain and repair the Garage and Surface Parking Areas in a manner so as to prevent further subsidence of the parking areas that may result from any cause and in a condition similar to parking lots in comparable properties.
2.03 If at any time during a calendar year (including, without limitation, the Base Year) the Project is not at least 100% occupied or Landlord is not supplying services to at least 100% of the total Rentable Square Footage of the Project, Expenses shall be determined as if the Project had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Project. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.
3. “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; and (b) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, franchise, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment.
4. Audit Rights. Tenant, within 365 days after receiving any Year End Statement, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses and Taxes for the calendar year to which such Year End Statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Notwithstanding the foregoing, Landlord agrees that Tenant may retain a third party agent to review Landlord’s books and records which is not a CPA firm, so long as the third party agent retained by Tenant shall have expertise in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building and whose compensation shall in no way be contingent upon or correspond to the financial impact on Tenant resulting from the review. Except as otherwise provided in this Section 4 below, Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 90 days after the records are made available to Tenant. Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to the Year End Statement for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses or Taxes for the Building for the year in question were less or more than stated, then either Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment, or Tenant shall pay Landlord the amount of the underpayment within 30 days, as the case may be. In addition, if Landlord and Tenant determine that Expenses or Taxes for the Building for the year in question were less than stated by more than

5%, Landlord, within 30 days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. If Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 365 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and Taxes and shall be barred from raising any claims regarding the Expenses and Taxes for that year. The records obtained by Tenant shall be treated as confidential; provided, however, that Tenant may use such records as reasonably necessary to complete its review as provided above and to enforce its rights hereunder. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses or Taxes unless Tenant has paid and continues to pay Rent when due.
     6. Parking. Section II(A) of Exhibit “F” to the Original Lease is amended by deleting the first three (3) sentences and replacing them with the following:
“Landlord shall allow Tenant, or cause the operator (the “Operator”), if any, of the garage servicing the Building (the “Garage”) and other parking areas servicing the Project (the “Surface Parking Areas”) to allow Tenant, (i) the use of all reserved parking spaces in the Garage (the “Reserved Spaces”) for the use of Tenant and its employees and invitees, and (ii) the use of additional unreserved parking spaces in the Surface Parking Areas (the “Surface Spaces”) for the use of Tenant and its employees and invitees, such that Tenant shall at all times have a total of 4 stalls per 1,000 rentable square feet leased by Tenant. Throughout the Extended Term (and any extensions thereof), Tenant’s use of the Spaces (as defined below) shall be free.”
     7. Renewal Options. Section IX of Exhibit “F” to the Original Lease is hereby amended as follows:
          (a) Subsection IX(A) is hereby deleted in its entirety and replaced with the following:
“A. Grant of Options; Conditions. Tenant shall have the right to extend the Extended Term (each a “Renewal Option”) for two (2) additional periods of three (3) to five (5) years (each a “Renewal Term”), if:
1.	Landlord receives notice of exercise (“Initial Renewal Notice”) not more than fifteen (15) full calendar months nor less than nine (9) calendar months prior to the expiration of the Extended Term, or the first Renewal Term, as applicable (it being understood that in the event Tenant fails to specify in the Initial Renewal Notice whether the applicable extension Term shall be three (3) or five (5) years, Tenant shall be deemed to have selected five (5) years); and

2.	No more than 50% of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) at the time

Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice.”
          (b) The first (1st) sentence of Subsection (IX)(B)(1) is hereby deleted in its entirety and replaced with the following:
“1. The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal ninety-five percent (95%) of the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.”
          (c) Subsection (IX)(F) is hereby amended as follows:
1. The phrase “new leases,” is added before “renewal leases and amendments” in the third line.
2. The last sentence is hereby deleted in its entirety and replaced with the following: “As used in this subparagraph F, “Suburban Bellevue Area” means the office buildings located within one half mile of Highway 405, Interstate 90, or Highway 520 and within the City limits of Bellevue.”
3. The following sentence is hereby added at the end of Subsection (IX)(F):
“In determining the Prevailing Market rate, Landlord shall also determine the then-current standard tenant improvement package. Notwithstanding anything to the contrary contained in this Subsection (IX)(F), the then-current standard tenant improvement package determined by prevailing market conditions shall not be considered a rental concession in determining Prevailing Market. However, for each rental rate of each comparable lease used to assess the Prevailing Market rate, the face rental rate stated in the lease shall be adjusted if the tenant thereunder received either an above then-current standard or below then-current standard tenant improvement package.”
          (d) Landlord shall provide the then-current standard tenant improvement package determined by prevailing market conditions to Tenant as a Construction Allowance to be used under terms and conditions consistent with those in Exhibit A to this Amendment (including, without limitation, the conditions relating to the proportion of the allowance that may be used for “soft costs”, as that term is defined in Exhibit A, and the proportion of the allowance that may be credited against rent). In addition, the free parking Tenant is receiving under the Lease shall not be considered in determining Tenant’s Rent for the Extended Term.
     8. Parking Lot and Landscaping Repairs. Prior to the Extended Term Commencement Date, Landlord shall make certain repairs and/or upgrades, at its sole cost and expense, to (i) re-level the entrance to the parking Garage (as defined in Exhibit “F” to the Original Lease) located under the Building, such that cars shall not “bottom out”, and (ii) the landscaping appurtenant to the Building pursuant to a landscape plan consistent with the type of landscaping present at the remainder of the Project which shall be developed in consultation with Tenant and subject to Tenant’s prior written consent and for which Landlord shall provide a budget of $20,000, provided that so long as Landlord fully implements the approved plan, cost savings that Landlord achieves shall be for the account of Landlord and not shared with Tenant. The Construction Allowance (provided for in Exhibit “A” attached hereto) shall not be used for the foregoing repairs/upgrades, nor shall such repairs/upgrades be passed through to Tenant as Expenses. Promptly upon execution of this Amendment, Landlord shall retain a qualified engineer who will evaluate two or more alternative methods by which to re-level the entrance to the parking Garage. Landlord shall provide copies of the engineer’s reports and recommendations to Tenant and the method of re-leveling the entrance shall be subject to Tenant’s approval, not to be unreasonably withheld, conditioned or delayed.
     Without limiting Landlord’s obligations under the Lease, Landlord shall continuously maintain the upgraded landscaping during the Extended Term (and any extensions thereof) consistent with its obligations under the Lease, the costs of which shall be included within Expenses. Throughout the Extended Term (and any extensions thereof), Landlord shall also, at its sole cost and expense, continuously maintain and repair the Garage and Surface Parking Areas in a manner so as to prevent further subsidence of the parking areas that may result from any cause and in a condition similar to parking lots in comparable properties.
     In the event Landlord fails to make the repairs and upgrades to the Garage entrance or the landscaping as described above or fails to maintain the upgraded landscaping to the standard required by the Lease or fails to maintain and repair the Garage or Surface Parking Areas as provided above, Tenant shall have the right to provide Landlord with written notice of the failure, and if Landlord fails to commence to make such repairs within thirty (30) days after Tenant’s written notice of the failure to Landlord and thereafter diligently pursue the performance of such repairs to completion, upon written notice to Landlord, Tenant may, in addition to other rights or remedies Tenant may have under the Lease or otherwise, perform the repairs and upgrades or the maintenance and Landlord shall reimburse Tenant for all out-of-pocket expenses reasonably incurred by Tenant for such repairs, upgrades or maintenance (the “Out-of-Pocket Repair Expenses”) within thirty (30) days of receipt of applicable invoices, receipts and lien waivers. If Landlord fails to reimburse Tenant for such Out-of-Pocket Repair Expenses within said thirty (30) day period, Tenant shall have the right to deduct the Out-of-Pocket Repair Expenses from the Base Rent then due to Landlord. In the event Tenant elects to exercise its self-help rights described above, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all costs, damages, claims, and liabilities arising out of, or in connection with, the performance of such upgrades, repairs or maintenance by Tenant and its employees, agents and contractors, to the extent of the negligence or willful misconduct of Tenant or its employees, agents, or contractors.
     9. Assignment & Subletting. As of the Extended Term Commencement Date, Section 11 of the Original Lease is amended as follows:
          (a) The first (1st) sentence of Section 11.01 is amended by deleting the words “if Landlord does not exercise its recapture rights under Section 11.02”.
          (b) The second (2nd) and third (3rd) sentences of Section 11.02 are deleted in their entirety and replaced with the following:
“Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; or (b) reasonably refuse to consent to the Transfer in writing.”
          (c) Section 11.03 is deleted in its entirety.
          (d) Notwithstanding anything to the contrary contained in Section 11, Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a Transfer solely because the proposed assignee or subtenant is a then-current tenant or occupant of the Project.
     10. Right of First Offer. Section X of Exhibit “F” to the Original Lease is hereby deleted in its entirety and replaced with the following terms and conditions:

Subject to renewal or expansion options or other preferential rights of other tenants existing as of the date of this Amendment, during the Extended Term (and any extensions thereof), Landlord shall, prior to offering any premises in the Project containing ten thousand (10,000) rentable square feet or greater (the “Offer Space”) to any party (other than the then-current tenant or occupant of such Offer Space), first offer to lease to Tenant the Offer Space; such offer shall (a) be in writing, (b) specify the part of the Offer Space being offered to Tenant hereunder (the “Designated Offer Space”), and (c) specify the lease terms for the Designated Offer Space, including the rent to be paid for the Designated Offer Space and the date on which the Designated Offer Space shall be included in the Premises (the “Offer Notice”). The Offer Notice shall be substantially similar to the Offer Notice attached to this Amendment as Exhibit “B”. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Designated Offer Space on the terms set forth in the Offer Notice, within thirty (30) days after Landlord delivers to Tenant the Offer Notice. If Tenant timely elects to lease the Designated Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Designated Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements, except as specifically provided in the Offer Notice. If Tenant fails or is unable to timely exercise its right hereunder with respect to the Designated Offer Space, then such right shall lapse with respect to that particular Offer Notice, time being of the essence with respect to the exercise thereof, and Landlord may lease all or a portion of the Designated Offer Space to third parties on such terms as Landlord may elect; provided however, if Landlord reduces the rent or other financial terms by more than fifteen percent (15%)(considering any tenant improvement allowance, free or stepped rate rent, free parking, moving allowance, and other concessions), Landlord shall re-offer the Offer Space to Tenant on the revised terms and Tenant shall have thirty (30) days in which to notify Landlord that Tenant elects to lease the Offer Space on such revised terms. Tenant’s rights under this Section shall terminate if this Lease or Tenant’s right to possession of the Premises is terminated.
     11. Option to Purchase. Tenant shall have the one-time right to elect to purchase the Aspenwood Building and the land (and other improvements thereon) upon which it is located (collectively, the “Aspenwood Parcel”) for its Fair Market Value (as defined below) subject to, and in accordance with, the terms and conditions of this Section. The Aspenwood Parcel is legally described on Exhibit “C” attached to this Amendment. Landlord represents and warrants to Tenant that, as of the date of this Amendment, no party has any rights of any kind to purchase, lease, or otherwise acquire the Aspenwood Parcel, whether by an option to purchase, a right of first refusal, a right of first offer, or otherwise.
          (a) To exercise the option (“Purchase Option”), Tenant shall deliver written notice (“Tenant’s Notice of Exercise”) to Landlord during the period commencing with the sixty-first (61st) month of the Extended Term and ending on the last day of the Extended Term (the “Purchase Option Period”). If Tenant fails to deliver Tenant’s Notice of Exercise during the Purchase Option Period,

Tenant shall be deemed to have irrevocably and unconditionally waived its right to purchase the Aspenwood Parcel pursuant to this Section, in which event, at Landlord’s option, Landlord and Tenant shall execute an amendment to the Lease confirming the fact that Tenant’s Purchase Option is null and void and Tenant shall execute any other reasonable document requested by Landlord evidencing same.
          (b) Within ten (10) Business Days after Landlord’s receipt of Tenant’s Notice of Exercise, the escrow company (“Escrow Holder”) through which the purchase and sale of the Aspenwood Parcel is to be closed will be designated by Landlord. Within ten (10) Business Days after designation of the Escrow Holder by Landlord and following determination of the Fair Market Value or as required by Escrow Holder from time to time, Landlord and Tenant shall deliver to Escrow Holder an executed copy of this Amendment which shall constitute escrow instructions to Escrow Holder, and such other supplemental escrow instructions as are customarily and reasonably required by the Escrow Holder, which shall be the escrow instructions for the Closing of the purchase and sale contemplated hereunder. Tenant shall deliver to Escrow Holder in immediately available funds the amount of Two Hundred Thousand Dollars ($200,000.00) as a deposit (the “Deposit”) on or before the expiration of ten (10) Business Days following Landlord’s designation of the Escrow Holder and opening of escrow. The Deposit shall be non-refundable (except the Deposit shall be promptly returned to Tenant in the event (i) Tenant revokes [or is deemed to have revoked] the Purchase Option pursuant to the terms of Subsection 11(d) of this Amendment below, or (ii) the Closing does not occur due to a default by Landlord of the terms hereof), but applicable to the purchase price at Closing. In the event Tenant fails to deliver the Deposit within said ten (10) Business Day period and such failure continues for ten (10) Business Days after Landlord provides written notice thereof to Tenant, the Lease shall continue in full force and effect, but the Purchase Option shall terminate, and neither Tenant nor Landlord shall have any further rights or obligations to the other with respect to the Purchase Option or the sale and acquisition of the Aspenwood Parcel pursuant to the Purchase Option.
          (c) Within ten (10) Business Days after Landlord’s receipt of Tenant’s Notice of Exercise, Landlord shall deliver to Tenant copies of all documents, materials, and information in Landlord’s possession or control (but without any representation or liability whatsoever, including but not limited to, with respect to the accuracy or completeness thereof) relating to the development, ownership, maintenance, use, and operation of the Aspenwood Parcel (including, but not limited to, all documents, materials, and information relating to the environmental condition of the Aspenwood Parcel) (collectively, the “Aspenwood Documents”). Tenant shall thereafter have a period of sixty (60) days (the “Due Diligence Period”) to review the Aspenwood Documents and to conduct such inspections, studies, and testing as Tenant shall deem desirable in its sole discretion, subject to the terms and conditions of this Section. If, during the foregoing Due Diligence Period, Tenant reasonably believes the Aspenwood Parcel is or may be contaminated with hazardous substances, Tenant shall have the right to extend the Due Diligence Period by an additional sixty (60) days by providing written notice of its extension to Landlord and by providing Landlord copies of environmental reports prepared on behalf of Tenant that recommend additional environmental testing or that suggest additional environmental testing would be prudent to undertake. In the event Tenant exercises its extension right, the term “Due Diligence Period” shall be deemed to include the additional sixty (60) day period. At least five (5) Business Days prior to any soils, environmental or other physical testing or investigation of the Aspenwood Parcel, Tenant shall provide Landlord with written notice thereof and Landlord shall have the right to have a representative or agent present during such testing or investigation, which shall be coordinated between Landlord and Tenant. In the event Tenant revokes (or is deemed to have revoked) the Purchase Option pursuant to the terms of Subsection 11(d) of this Amendment below, Tenant shall provide Landlord with copies of all tests, reports and studies promptly following completion thereof.
          (d) Within five (5) Business Days following the Due Diligence Period, Tenant shall provide Landlord written notice of its election to proceed with the purchase or to revoke its exercise of the Purchase Option. If Tenant revokes its exercise of the Purchase Option by providing written notice thereof to Landlord within said five (5) Business Day period (or fails to provide written notice within said five (5) Business Day period of its election to proceed with the purchase of the Aspenwood Parcel), the Lease shall continue in full force and effect and the Purchase Option shall terminate and Tenant shall have no further rights or obligations with respect to the Purchase Option or the acquisition of the Aspenwood Parcel. In such event, Tenant shall return all Aspenwood Documents to Landlord.
          (e) If the Purchase Option is not revoked pursuant to Subsection 11(d) of this Amendment above, the close of escrow (the “Closing”) shall take place on or before the expiration of sixty (60) days following the date the Fair Market Value is established pursuant to this Section. In the event the Closing fails to occur due to Tenant’s failure to comply with any of the provisions hereof, Tenant’s Purchase Option shall be null and void and of no further force and effect. Appropriate prorations will be made as of the Closing, and the parties will pay the expenses of such transaction in accordance with the custom in the area where the Aspenwood Parcel is located. Landlord shall pay all Washington State Real Estate Excise Taxes due at Closing and Tenant’s ALTA form Owner’s standard policy of title insurance (Tenant shall pay the additional premiums, if any, for an extended policy of title insurance and any endorsements to the title policy requested by Tenant). Landlord shall convey the Aspenwood Parcel to Tenant by Bargain and Sale Deed, free and clear of all mortgages, deeds of trust and other security instruments, judgment liens, mechanics and materialmen’s liens not caused by Tenant and other monetary encumbrances arising after the date of this Lease from or through Landlord and delinquent Taxes. Subject to the foregoing sentence, and provided that the use of the Aspenwood Parcel for general office use is not materially and adversely affected thereby, Tenant acknowledges and agrees that Landlord shall have the right, from time to time prior to Tenant’s Notice of Exercise, without Tenant’s consent to (i) grant, create or allow the creation of any easement, right-of-way, encumbrance, lien, restriction, or assessment on title that benefits the Aspenwood Parcel or any of the other buildings within the Project, or (ii) enter into any further or amend any existing agreements or contracts with respect to the Aspenwood Parcel. At Closing, to the extent reasonably necessary, Landlord shall also bargain, sell and convey to Tenant vehicular and pedestrian ingress and egress easements and utility easements for Tenant, its successors and assigns, and their respective tenants, licensees and invitees to legally access to the Aspenwood Parcel from the public roads servicing Bellefield office park and common utilities serving one or more buildings within the Bellefield office park complex and to use the Aspenwood Parcel, individually, as it used at the time of the purchase.
          (f) Tenant acknowledges that because of Tenant’s occupancy of the Aspenwood Parcel pursuant to the Lease, Tenant will have sufficient time and opportunity to inspect the physical and environmental condition of the Aspenwood Building and the remainder of the Aspenwood Parcel and to determine the condition and suitability thereof, including without limitation, the presence of hazardous materials, compliance of or by the Aspenwood Parcel or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, or any zoning or other use restrictions. Accordingly, Tenant hereby acknowledges and agrees that Tenant shall purchase the Aspenwood Parcel in its “AS IS”, “WHERE-IS” physical and environmental condition existing at the Closing without any representations or warranties by Landlord (other than those contained in this Section 11) regarding the condition of the Aspenwood Building and Aspenwood Parcel including, without limitation, the environmental condition. In the event Tenant purchases the Aspenwood Parcel, as of the Closing, (i) subject to and without waiver or modification of any indemnification or other obligations of Tenant to Landlord under the Lease, Landlord agrees to indemnify, defend and hold Tenant and its successors and assigns harmless from and against any and all costs, expenses, damages, claims and liabilities arising out of or in connection with the acts or omissions of Landlord or its employees or contractors on or with respect to the Aspenwood Parcel prior to Closing, and (ii) Tenant agrees to indemnify, defend and hold Landlord and its successors and assigns harmless from and against any and all costs, expenses, damages, claims and liabilities arising out of or in connection with the acts or omissions of Tenant or its employees or contractors on or with respect to the Aspenwood Parcel from and after the Closing. The foregoing indemnification and release provisions shall survive the expiration or termination of the Lease and the Closing.
          (g) Within thirty (30) days following the expiration of the Due Diligence Period (provided the Purchase Option was not revoked [or deemed revoked] by Tenant pursuant to Subsection 11(d) of this Amendment above), Landlord shall provide Tenant with written notice of Landlord’s determination of the Fair Market Value of the Aspenwood Parcel. If Tenant objects to Landlord’s determination of the Fair Market Value of the Aspenwood Parcel, Tenant shall notify Landlord in writing, within twenty (20) Business Days after receipt of Landlord’s notice of the Fair Market Value determination, that Tenant disagrees with Landlord’s determination of the Fair Market Value. If Tenant fails to provide such objection in writing within said twenty (20) Business Day period, Landlord shall have the right to provide written notice to Tenant notifying Tenant that Landlord did not receive written notice from Tenant objecting to Landlord’s determination of the Fair Market Value, and if Tenant fails to provide such written objection within ten (10) Business Days thereafter, Tenant shall be deemed to be in agreement with Landlord’s Fair Market Value determination. In the event that Landlord and Tenant are unable to agree (or deemed to have agreed) upon the Fair Market Value of the Aspenwood Parcel, then the Fair Market Value shall be determined by appraisal in the manner provided below.
               (i) Within ninety (90) days following Landlord’s receipt of Tenant’s notice objecting to Landlord’s determination of the Fair Market Value, the Aspenwood Parcel shall be appraised by a Qualified Appraiser (as defined below) chosen and paid for by Landlord (the “First Appraiser”) and the appraisal report (the “First Appraisal”) shall be forwarded to Tenant. If the First Appraisal is deemed unacceptable by Tenant, then Tenant shall so advise Landlord in writing within ten (10) Business Days after receipt of the First Appraisal and Tenant shall have the right, within ninety (90) days following Tenant’s receipt of the First Appraisal, to engage and pay for a Qualified Appraiser (the “Second Appraiser”) to appraise the Aspenwood Parcel and the appraisal report (the “Second Appraisal”) shall be forwarded to Landlord. In the event Tenant fails to object to the First Appraisal within said ten (10) Business Day period, Landlord shall have the right to provide written notice to Tenant notifying Tenant that Landlord did not receive written notice of Tenant’s written objection to the First Appraisal, and if Tenant fails to provide such written objection to the First Appraisal within five (5) Business Days thereafter, Tenant shall be deemed to have accepted the First Appraisal.
               (ii) In the event Tenant has not accepted (or deemed to have accepted) the First Appraisal in accordance with the terms above, if Landlord shall deem the Second Appraisal to be unacceptable, then Landlord shall advise Tenant within ten (10) Business Days after receipt of the Second Appraisal, and the First Appraiser and Second Appraiser shall together choose a third Qualified Appraiser (the “Third Appraiser”). The Third Appraiser shall, within ten (10) Business Days of its appointment, review the First Appraisal (prepared by the First Appraiser as set forth above) and the Second Appraisal (prepared by the Second Appraiser as set forth above) and such other information as it shall deem necessary and shall determine which of the two (2) appraisals is closer to the actual Fair Market Value. The Third Appraiser shall be instructed, in deciding whether the Landlord’s determination of the Fair Market Value (as set forth in the First Appraisal) or the Tenant’s determination of the Fair Market Value (as set forth in the Second Appraisal) is closer to the actual Fair Market Value, to use the criteria as to the determination of the Fair Market Value forth below. The Third Appraiser shall not establish its own Fair Market Value, but must select either the First Appraisal or the Second Appraisal and shall immediately and concurrently notify the parties of its selection. The Fair Market Value determined by the First Appraiser or the Second Appraiser and selected as the one closer to the actual Fair Market Value by the Third Appraiser shall be the purchase price payable by Tenant for the Aspenwood Parcel. The cost of the Third Appraiser shall be borne solely by the party whose appraisal was not selected by the Third Appraiser.

               (iii) As used in this Section, the “Fair Market Value” means the price that a ready, willing buyer would purchase the Aspenwood Parcel in an arms-length transaction and shall assume that the Lease is in full force and effect (and remain in full force and effect for the Term) and that Tenant has complied with all of the terms and conditions thereof. As used herein, the term “Qualified Appraiser” shall mean an MAI appraiser with at least ten (10) years experience with similar commercial properties in the geographic location of the Aspenwood Parcel.
          (h) Landlord and Tenant shall have the right to accomplish a tax deferred exchange of real property to Internal Revenue Code Section 1031. If either party elects to accomplish such exchange, the other party shall reasonably cooperate with such party provided it is at no liability, cost or expense to the cooperating party, the cooperating party is not required to take title to any other property, and it does not delay the close of this transaction.
          (i) Following the date of this Amendment, Tenant, at its sole cost and expense, may record a memorandum of option to purchase in form and content reasonably agreed to in writing by Landlord (the “Option Memorandum”) against the Aspenwood Parcel in the real property records of King County to provide notice of the Purchase Option. As a condition to recordation of the Option Memorandum, at Landlord’s request, Tenant shall duly execute, notarize and deliver to Landlord a termination of option agreement, quitclaim deed or other instrument reasonably requested by Landlord, which shall be held in trust by Landlord and recorded against the Aspenwood Parcel in the real property records of King County upon the expiration, waiver or termination of the Purchase Option pursuant to the terms of this Section. In addition, the expiration, waiver or termination of the Purchase Option pursuant to the terms of this Section, Tenant shall execute any instruments reasonably required by Landlord (including an amendment to this Lease) to evidence the expiration, waiver or termination of the Purchase Option pursuant to the terms of this Section. Landlord represents and warrants to Tenant that its grant of the Purchase Option does not violate the rights of any third party or with any agreement to which Landlord is a party or by which Landlord may be bound.
          (j) Notwithstanding anything to the contrary contained herein, in the event Landlord elects to market the entire fifteen (15) building Project (of which the Aspenwood Parcel is a part) for sale and enters into a definitive purchase and sale agreement in an arms length transaction with a third party with respect to the sale of the Project, Landlord shall provide written notice to Tenant thereof (the “Project Sale Notice”), and Tenant shall thereafter have a period of thirty (30) days to exercise the Purchase Option. If Tenant does not exercise the Purchase Option within such thirty (30) days, Tenant’s Purchase Option shall be temporarily suspended for a period of six (6) months following expiration of the thirty (30) day exercise period and for a period of six (6) months following closing of the purchase to the third party, if closing shall occur. For the avoidance of doubt, Landlord acknowledges that, in the event closing occurs in less than six (6) months following expiration of Tenant’s thirty (30) day exercise period, the first six (6) month period shall terminate at closing, and the post-closing six (6) month period shall commence. Upon expiration of the foregoing six (6) month periods, as applicable, Tenant’s Purchase Option shall be automatically reinstated.
          (k) Tenant’s rights under this Section shall terminate if this Lease or Tenant’s right to possession of the Premises is terminated.
     12. Storage Space. During the Extended Term (and any extensions thereof), pursuant to all of the terms and conditions of Section V of Exhibit “F” to the Original Lease (except as hereby modified), Tenant shall continue to lease the Storage Spaces (as shown on Exhibit “A-3” to the Original Lease) from Landlord at the Monthly Storage Base Rent equal to One Thousand Eighty-Three and 33/100 Dollars ($1,083.33) (based upon $10.00 per square foot per annum).

     13. Space Pocket. Under the Maplewood Lease, Tenant has the right, during the first twenty four (24) months of the Extended Term, to use certain Reserved Space (as defined in the Maplewood Lease) for tenant improvement activities, installing and storing furniture, fixtures, and equipment, and for staging and temporary relocation of personnel. Landlord acknowledges and agrees that, in addition to Tenant’s use of the Reserved Space for the benefit of its premises in the Maplewood Building, Tenant may use the Reserved Space for the benefit of its operations and tenant improvement activities at the Premises.
     14. Signage.
          (a) Monument Signage. Subject to Force Majeure delays, prior to the expiration of calendar year 2010, Landlord shall construct, at its sole cost and expense, monument signage at each entrance to the Project, with 3 sign positions on each monument signage, pursuant to plans and specifications approved by Tenant (which approval shall not be unreasonably conditioned, withheld, or delayed, provided the prominence and visibility of Tenant’s position on the monument are aesthetic matters reserved to the discretion of Tenant). Tenant, at Landlord’s cost and expense, may (i) install its sign panel on each monument signage in the top position, with Tenant’s sign being the largest relative to the sign panel of any other tenant, and (ii) install, or cause to be installed, a sign panel on the bottom position of such monument signage for the benefit of a future subtenant or an Affiliate of Tenant. The size, shape, content, general appearance, design, materials, coloring and lettering of the Tenant’s sign panels shall be subject to Landlord’s prior approval, which approval shall not be unreasonably conditioned, withheld, or delayed. Tenant shall maintain and repair its sign panels in good condition and repair at its sole cost and expense. The costs and expenses in connection with the maintenance and repair of the monument signs shall be included within Expenses. In the event Landlord, in its sole option, constructs other monument signage for the Project in the future, such signage shall be at Landlord’s sole cost and expense and shall be subject to the approval and size/location requirements under this Section 14.
          (b) Exterior Building Signage. Tenant shall have the right, at its sole cost and expense and subject to obtaining all required permits and approvals therefor, to install exterior Building identification signs (“Building Signs”) containing only Tenant’s name at a location compatible with the Building design and otherwise in accordance with all applicable laws and restrictions and the provisions of the Lease. The location, size, shape, content, general appearance, design, materials, coloring and lettering of the Building Sign shall be subject to Landlord’s prior approval, which approval shall not be unreasonably conditioned, withheld, or delayed. Tenant shall be solely responsible for all costs of the fabrication, permitting, installation, maintenance, repair and removal of the Building Signs, such costs to include, without limitation, all required permits and approvals. Notwithstanding anything to the contrary contained herein, Tenant’s right to install and maintain the Building Signs shall be subject to Tenant’s operating its business from at least fifty percent (50%) of the Premises. At the expiration or earlier termination of the Lease or if Tenant fails to operate its business from fifty percent (50%) of the Premises, Tenant shall, at Tenant’s sole cost and expense, remove the Building Sign and restore the Building to its original condition. All of the provisions of the Lease with respect to Tenant’s Premises shall apply to Tenant’s installation, use and maintenance of the Building Sign, including without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance, and compliance with applicable laws.
     15. Notice Addresses. The “Notice Addresses” (as defined in Section 1.12 of the Original Lease) of Landlord set forth in the Original Lease are hereby changed to:
W2007 Seattle Office Bellefield Office Park Realty, L.L.C.
c/o CB Richard Ellis
1111 Third Avenue, Suite 310

Seattle, Washington 98104
Attention: Property Manager
Telephone: (206) 788 4450
Telecopy: (206) 788 4456
With a copy to:
W2007 Seattle Office Bellefield Office Park Realty, L.L.C.
c/o Archon Group, L.P.
6011 Connection Drive
Irving, Texas 75039
Attention: General Counsel — Bellefield Office Park
Telephone: (972)-368-2200
Telecopy: (972)-368-3199
     16. Representation &Warranty. Landlord represents and warrants to Tenant that, as of the date of this Amendment, Landlord has not received written from any governmental agency that (i) the Premises or Building is in violation of Law, and (ii) the Premises or Building contains Hazardous Materials at levels in violation of Law requiring remediation.
     17. Brokerage. Each party represents and warrants that it has not dealt with any real estate broker or agent in connection with this Amendment or its negotiation, except GVA Kidder Mathews (who represents Landlord) and Raskin Partners (who represents Tenant). The commission of Landlord’s broker shall be paid by Landlord pursuant to a separate written agreement. The commission of Tenant’s broker shall be paid by Landlord pursuant to a separate written agreement between Landlord and Tenant’s broker. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with this Amendment or its negotiation by reason of any act or statement of the indemnifying party.
     18. Binding Effect; Governing Law. Except as modified hereby, the Original Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Original Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises is located.
     19. Removal of Parking and Storage Area Transfer Restrictions
          Subsections II(H) and V(H) of Exhibit “F” to the Original Lease are hereby deleted in their entirety.
     20. Ancillary Rights not Severable
          Notwithstanding anything to the contrary contained herein, Tenant’s Right of First Offer, Option to Purchase, roof rights, monument and exterior building signage rights, parking rights and storage space rights, may not be severed and assigned or apportioned separate and apart from the Lease, but only in connection with an authorized assignment or sublease.
[remainder of page left blank intentionally — signature page follows]

     IN WITNESS WHEREOF, the parties hereby to have executed this Amendment effective as of the date first written above.

LANDLORD: W2007 SEATTLE OFFICE BELLEFIELD OFFICE PARK REALTY, L.L.C., a Delaware limited liability company
By:	/s/ Nancy M. Haag
	Name:	Nancy M. Haag
	Title:	Assistant Vice President

TENANT: COINSTAR, INC., a Delaware corporation
By:	/s/ Brian V. Turner
	Name:	Brian V. Turner
	Title:	Chief Financial Officer

EXHIBIT A
TENANT FINISH-WORK
     1. Alterations. During the Extended Term, Tenant may, at any time and from time to time, perform Alterations to the Premises in accordance with the terms of this Original Lease, as amended hereby. In the event Tenant elects to perform Alterations for which Tenant will use the Construction Allowance (as defined below), the terms and conditions of this Exhibit A shall apply. Notwithstanding anything to the contrary contained in this Exhibit A, in the event Tenant elects to perform Cosmetic Alterations for which Tenant will use the Construction Allowance, the provisions of this Exhibit B relating to Landlord’s payment of the Construction Allowance, but no other provisions (including, without limitation, those relating to Landlord’s approval rights), shall apply.
     2. Space Plans. Prior to performing Alterations, Tenant shall submit to Landlord for approval a space plan (the “Space Plans”) depicting improvements to be installed in the Premises prepared by Tenant’s licensed architect (the “Architect”). Landlord shall notify Tenant whether it approves of the Space Plans within ten (10) Business Days after Tenant’s submission thereof, which approval shall not be unreasonably conditioned, withheld, or delayed. Landlord shall notify Tenant whether it approves of the Space Plans within ten (10) Business Days after Tenant’s submission thereof, which approval shall not be unreasonably conditioned, withheld, or delayed. If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within ten (10) Business Days after such notice, revise such Space Plans in accordance with Landlord’s objections and submit the revised Space Plans to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Space Plans within ten (10) Business Days after its receipt thereof. This process shall be repeated until the Space Plans have been finally approved by Tenant and Landlord.
     3. Working Drawings.
          (a) Preparation and Delivery. Tenant shall provide to Landlord for its approval final working drawings consistent with the Space Plans, prepared by the Architect, of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all Laws.
          (b) Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within fifteen (15) Business Days after Tenant’s submission thereof, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within ten (10) Business Days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within ten (10) Business Days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord.
          (c) Landlord’s Approval; Performance of Work. If any of Tenant’s proposed construction work will affect the Base Building, then the working drawings pertaining thereto must be approved by the Building’s engineer of record, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval of such working drawings shall not be unreasonably conditioned, withheld, or delayed, provided that (1) they comply with all Laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Base Building (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s common areas or elevator lobby areas, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant), so long as such rules and regulations are reasonable and they are not enforced against Tenant in a discriminatory manner and provided that, in the event of any conflict between the terms of the Lease and the rules and regulations, the terms of the Lease shall control. As used herein, “Working Drawings” means the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Work to be performed substantially in accordance with the Working Drawings, or at its election, shall request that Landlord cause the Work to be performed in accordance with the Working Drawings. In the event Tenant requests that Landlord cause the Work to be performed, Landlord shall not charge Tenant any management or supervision fee to undertake, manage, or coordinate the Work for Tenant.
          (d) Bidding of Work. In the event Tenant has elected Landlord to perform the Work, prior to commencing the Work, Landlord shall competitively bid the Work to three (3) contractors reasonably approved by Landlord. Tenant shall be allowed to review the submitted bids from such contractors to value engineer any of Tenant’s requested alterations, and to reasonably approve the selection of the contractor by Landlord for the Work. In such case, Tenant shall notify Landlord of any items in the Working Drawings that Tenant desires to change, and whether it approves the selection of the contractor, within fifteen (15) Business Days after Landlord’s submission of the bids to Tenant. If Tenant fails to notify Landlord of its election within such fifteen (15) Business Day period, Landlord shall have the right, but not the obligation, to provide a second written notice to Tenant, and if Tenant fails to notify Landlord of its election within three (3) Business Day following delivery of such second notice, Tenant shall be deemed to have rejected the bids. Within fifteen (15) Business Days following Landlord’s submission of the initial construction bids to Tenant under the foregoing provisions, Tenant shall complete all of the following items: (a) finalize with Landlord’s representative and the proposed contractor, the pricing of any requested revisions to the bids for the Work, and (b) approve in writing any overage in the Total Construction Costs in excess of the Construction Allowance.
     4. Contractors; Performance of Work. The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably conditioned, withheld, or delayed. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform substantially with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord’s other contractors (who shall be instructed to coordinate their work so that they will not interfere with Tenant’s Work), the operation of the Building, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Work (e.g., elevators, excess electricity, etc.).

     5. Construction Contracts.
          (a) Tenant’s General Contractor. In the event Tenant elects to perform the Work, or any portion thereof, Tenant shall enter into a construction contract with a general contractor selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) in a form acceptable to Tenant’s representative for the Work, which shall comply with the provisions of this Section 5 and provide for, among other things, (1) a one-year warranty for all defective Work; (2) a requirement that Tenant’s Contractor maintain general commercial liability insurance of not less than a combined single limit of $5,000,000, naming Landlord, Landlord’s property management company, Landlord’s asset management company, Landlord’s mortgagee, Tenant, and each of their respective affiliates as additional insureds; (3) a requirement that the contractor perform the Work in substantial accordance with the Space Plans and the Working Drawings and in a good and workmanlike manner; (4) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (5) those items described in Section 5(b) below (collectively, the “Approval Criteria”). Landlord shall have ten (10) Business Days to notify Tenant whether it approves the proposed construction agreements. If Landlord disapproves of the proposed construction agreements, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction agreements to correct the objections and resubmit them to Landlord within five (5) Business Days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have five (5) Business Days to notify Tenant whether it approves the revised construction agreements.
          (b) All Construction Contracts. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant’s construction contracts shall: (1) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (2) be in a contract form that satisfies the Approval Criteria, (3) require the contractor and each subcontractor to name Landlord, Landlord’s property management company, Landlord’s asset management company, Landlord’s mortgagees and Tenant as additional insured on such contractor’s insurance maintained in connection with the construction of the Work, (4) be assignable following a default by Tenant under the Lease to Landlord and Landlord’s mortgagees, and (5) contain at least a one-year warranty for all workmanship and materials.
     6. Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed; however, if such requested change would adversely affect (in the reasonable discretion of Landlord) (1) the Base Building (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building’s common areas or elevator lobby areas, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed, which plan shall be incorporated into this Exhibit “A” by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.
     7. Definitions. As used herein “Substantial Completion”, “Substantially Completed” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed.
     8. Walk-Through; Punchlist. When the party performing the Work considers the Work in the Premises to be Substantially Completed, the party performing the work will notify the other party and within five (5) Business Days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. The party performing the Work shall use reasonable efforts to cause its contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.
     9. Excess Costs. The entire hard and soft costs of performing the Work (including design of and space planning for the Work and preparation of the Working Drawings and the final “as-built” plan of the Work, costs of construction labor and materials, reasonable out-of-pocket moving costs, project management costs, furniture, fixture, and equipment costs, cable and security system installation costs, electrical usage during construction, additional janitorial services, general tenant signage (other than those that Landlord is required to install at its sole cost), related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) if Tenant has elected that Landlord perform the Work, pay to Landlord 50% of the amount by which Total Construction Costs exceed the Construction Allowance. Upon Substantial Completion of the Work, Tenant shall pay to Landlord an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work), less (1) the amount of the advance payment already made by Tenant, and (2) the amount of the Construction Allowance. In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for a Default under the Lease.
     10. Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed One Million One Hundred Fifty-One Thousand Seven Hundred Fifty and 00/100 Dollars ($1,151,750.00) (based upon $25.00 per rentable square foot within the Premises) (the “Construction Allowance”) to be applied toward the Total Construction Costs of any Work under the Lease or the Maplewood Lease, as adjusted for any changes to the Work and subject to the limitations on allocating the Construction Allowance for soft costs as hereinafter provided in this Section 10. Tenant may use the Construction Allowance for Work at any time, and from time to time, during the ten (10) year Extended Term until such Construction Allowance has been exhausted. In the event Tenant has elected to have Landlord perform the Work, the Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. In the event Tenant has elected to perform the Work, no advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs exceed the amount of the Construction Allowance. Thereafter, Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items: (a) a request for payment, (b) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, and (c) the Architect’s certification that the Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 10% of the Construction Allowance: (1) the permanent certificate of occupancy issued for the Premises, (2) Tenant’s occupancy of the Premises, (3) delivery of the architectural “as-built” plan for the Work as constructed (and as set forth above) to Landlord’s construction representative (set forth below), and (4) an estoppel certificate confirming such factual matters as Landlord or Landlord’s mortgagee may reasonably request (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within thirty (30) days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until thirty (30) days following Landlord’s receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, or (C) the conditions to the advance of the Construction Allowance are not satisfied. Landlord acknowledges that it shall not be permitted to deduct management, supervision, or coordination fees or charges from the Construction Allowance. Tenant shall have the right, at any time and from time to time by notice to Landlord in writing, to require Landlord to credit all or a portion of any unused Construction Allowance against Tenant’s obligation to pay Base Rent until such unused portion is exhausted, provided, however, that no more than half of the Construction Allowance may be used for soft costs and, provided further, that no more than $10.00 per rentable square foot within the Premises may be used as a credit against rent. The term “soft costs” for the purposes of the foregoing sentence includes design and space planning costs, costs for the preparation of the Working Drawings and the final “as-built” plan of the Work, reasonable out-of-pocket moving costs, costs of furniture, fixtures, equipment, cabling, and security system installation, and credit against future rent. In such event, Landlord shall credit such difference against Tenant’s Base Rent obligations next coming due. Any unused Construction Allowance Tenant does not elect to have credited against Base Rent shall be held by Landlord for Tenant’s use in future Work.
     11. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Marc Michalson
c/o CB Richard Ellis
Asset Services
530 Dexter Ave North, Suite 200
Seattle, Washington 98109
Telephone: (206) 262-8888
Telecopy: (206) 262 8805

Tenant’s Representative:	To be designated by Tenant prior to commencement of any Work.
     13. Common Areas. Tenant may perform Alterations in Common Areas located within the Building, upon obtaining Landlord’s prior written consent, which consent shall not be unreasonably conditioned, withheld, or delayed (in light of the fact that Tenant is the sole tenant in the Building). In the event Tenant performs any Alterations within such Common Areas which Landlord has consented in writing to and which are performed in accordance with this Exhibit, upon termination or expiration of the Lease, Tenant shall not be required to restore the Common Areas to the condition they existed prior to the Alterations, and Landlord may not condition its consent on Tenant’s commitment to such restoration.
     14. Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8 and 9 of the Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

     15. Space Planning Costs. Landlord shall be responsible for, and shall promptly pay separately, all space planning costs and expenses charged by JPC Architects prior to March 30, 2009. Notwithstanding Section 9 above, the foregoing space planning costs and expenses shall not be included in the Total Construction Costs and shall not be deducted from the Construction Allowance.

EXHIBIT B
FORM OF OFFER NOTICE
[Insert Date of Notice]
BY TELECOPY AND FEDERAL EXPRESS

Re:	Lease dated (the “Lease”) between , a (“Landlord”), and , a (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.
Ladies and Gentlemen:
     Pursuant to the Right of First Offer set forth in the Lease, enclosed please find an Offer Notice on                     . The basic terms and conditions are as follows:

LOCATION:

SIZE:	rentable square feet

BASIC RENT RATE:	$ per month

TERM:

IMPROVEMENTS:

COMMENCEMENT:

PARKING TERMS:

OTHER MATERIAL TERMS:
     Under the terms of the Right of First Offer, you must exercise your rights, if at all, as to the Offer Space described in this Offer Notice within thirty (30) days after Landlord delivers such Offer Notice. Accordingly, you have until 5:00 p.m. Pacific time on                          , 200___, to exercise your rights under the Right of First Offer and accept the terms as contained herein, failing which your rights under the Right of First Offer shall terminate and Landlord shall be free to lease the Offer Space to any third party. If possible, any earlier response would be appreciated. Please note that your acceptance of this Offer Notice shall be irrevocable and may not be rescinded.
     Upon receipt of your acceptance herein, Landlord and Tenant shall execute an amendment to the Lease memorializing the terms of this Offer Notice including the inclusion of the Offer Space in the Premises; provided, however, that the failure by Landlord and Tenant to execute such amendment shall not affect the inclusion of such Offer Space in the Premises in accordance with this Offer Notice.
     THE FAILURE TO ACCEPT THIS OFFER NOTICE BY (1) DESIGNATING THE “ACCEPTED” BOX, AND (2) EXECUTING AND RETURNING THIS OFFER NOTICE TO LANDLORD WITHOUT MODIFICATION WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF TENANT’S RIGHTS UNDER THE RIGHT OF FIRST OFFER, AND TENANT SHALL HAVE NO FURTHER RIGHTS TO THE OFFER SPACE. THE FAILURE TO EXECUTE THIS

LETTER WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF THIS OFFER NOTICE.
     Should you have any questions, do not hesitate to call.

Sincerely,

[please check appropriate box]
ACCEPTED     ☐
REJECTED       ☐

, a

By:

Name:

Title:

Date:

EXHIBIT C
LEGAL DESCRIPTION OF ASPENWOOD PARCEL
LOT 6 OF BELLEFIELD OFFICE PARK, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 119, PAGES 81 THROUGH 90, RECORDS OF KING COUNTY; SITUATE IN THE CITY OF BELLEVUE, COUNTY OF KING, STATE OF WASHINGTON.